EXHIBIT 23.4

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this amendment no. 2 to Registration Statement on Form S-3 of our report dated July 28, 1998, on our audit of the balance sheet of Key Communications Service, Inc. as of April 30, 1998, and our report dated July 31, 1997, on our audit of the balance sheet of Key Communications Service, Inc. as of April 30, 1997, and the related statements of income, stockholders' equity and cash flows for each of the years then ended. We also consent to the reference to our Firm under the caption "Experts."

McCauley, Nicolas & Company, LLC

New Albany, Indiana
 July 21, 1999